Exhibit 99.1

TransDigm Group Plans to Divest Souriau-Sunbank
Connection Technologies to Eaton
Cleveland, Ohio, July 22, 2019/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced today that it has received a binding offer pursuant to a put option agreement (the “Put Agreement”) from Eaton Corporation plc (NYSE:ETN) for the acquisition by Eaton of the business of Souriau-Sunbank Connection Technologies (Souriau-Sunbank) in a transaction valued at approximately $920 million. Pursuant to the terms of the Put Agreement, after completion of the consultation process with Souriau’s French works councils, TransDigm (through its subsidiaries) will have the right to require Eaton to enter into a securities purchase agreement providing for the purchase by Eaton of the shares of the Souriau-Sunbank companies. In addition to the consultation with Souriau’s French works councils, the transaction is subject to execution and delivery of the securities purchase agreement and other definitive agreements and customary closing conditions, including receipt of required regulatory approvals.
Souriau-Sunbank was acquired by TransDigm in March 2019 as part of the Esterline Technologies acquisition and is a leading global supplier of highly-engineered interconnect solutions for harsh environments serving customers primarily in aerospace, defense and space end markets. The business is headquartered in Versailles, France and generated revenues of $363 million for the trailing 12-month period ended June 30, 2019.
W. Nicholas Howley, Executive Chairman commented, “As previously communicated, we have been considering divesting some Esterline portfolio businesses that do not align well with TransDigm’s strategy. As such, we are pleased to have an agreement for the divestiture of Souriau-Sunbank to Eaton. This is a high quality, well established connector business. We are confident that its customers will continue to be well-served as we work toward a successful completion of the transaction.”
The transaction is expected to be completed during the fourth quarter of calendar 2019.
Goldman Sachs & Co. LLC acted as financial advisor to TransDigm, and Baker & Hostetler LLP acted as TransDigm's lead legal counsel.

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seat belts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
TransDigm acquired Esterline in the second quarter of fiscal 2019. Esterline includes a collection of over 20 business units that primarily develop, produce and market products for the aerospace and defense industry. TransDigm is currently in the process of integrating Esterline as well as evaluating the strategic fit and description of each individual Esterline business unit.
Forward-Looking Statements
Statements in this press release which are not historic facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about the sale of the Souriau-Sunbank Companies. We have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "expect," "intend," "plan," predict," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. All forward-looking statements involve risks and uncertainties which could affect TransDigm’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of TransDigm. These risks and uncertainties include, but are not limited to, TransDigm’s ability to successfully complete the sale of the Souriau-Sunbank Companies, including satisfying the various closing conditions, such as works council consultations and obtaining required regulatory approvals. Except as required by law, TransDigm undertakes no obligation to revise or update the forward-looking information contained in this press release.

Contact:	Liza Sabol
Director of Investor Relations
216-706-2945
ir@transdigm.com